Exhibit 10.1

EMPLOYMENT AGREEMENT, GENERAL RELEASE

AND NONCOMPETE AGREEMENT

THIS AGREEMENT is entered into by and between Richard A. Norris (hereafter “Employee”) and Casella Waste Systems, Inc., (hereafter “Employer”, “CWS” or the “Company”) and arises out of the conversion of Employee from full-time employment with Company to a part-time Employee, and Employee’s formal resignation from his position as Chief Financial Officer of the Company effective January 1, 2008 (“Effective Date”).  In consideration of the material and mutual promises contained herein, the parties agree as follows:

1.             GENERAL RELEASE

1.1        This Employment Agreement, General Release and Noncompete Agreement (hereafter “Agreement”) is in full settlement of any and all claims Employee may assert against the Company through the date of this Agreement arising out of employment or the conversion of Employee from a full-time to a part-time Employee with Company or its affiliates and subsidiaries.  Employee hereby agrees, in partial consideration of cash payments and benefits paid hereunder, to voluntarily execute a similar or identical General Release upon expiration or termination of this Agreement.

1.2        Employee, on his behalf and on behalf of his heirs and assigns, hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates and subsidiaries, including all predecessors and successors, assigns, officers, directors, trustees, employees, insurers, agents and attorneys, past and present (hereinafter collectively “Released Parties”), from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, attorneys’ fees, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether now known or unknown, vested or contingent, suspected or unsuspected through the date of this Agreement, which the Employee may have against the Released Parties for any reason, including but not limited to any claims arising out of the Employee’s employment by the Company or its affiliates or subsidiaries, the conversion thereof to part-time status, any claims for relief or causes of action under federal, state or local statute, ordinance or regulation dealing in any respect with employment and/or discrimination in employment, including, but not limited to, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., §12101 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15

U.S.C. §1681 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C § 2101 et seq.; the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., all as amended, all common law claims including, but not limited to, actions in tort, defamation and breach of contract, and any claim or damage arising out of the Employee’s employment with the Company (including all claims for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above.

1.3        Employee expressly acknowledges and recites that he:  (a) entered into this Agreement and release knowingly and voluntarily;  (b) read and understands this Agreement and release in its entirety;  (c) has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Agreement and release before signing it;  (d) has elected to either consult with counsel or not based upon Employee’s own discretion; (e) has not been forced to sign this Agreement and release by any employee or agent of CWS;  (f) was provided twenty one (21) calendar days after receipt of this Agreement and release to consider its terms before signing it; and  (g) is provided seven (7) calendar days from the date of signing to terminate and revoke this Agreement and release, in which case this Agreement and release shall be unenforceable, null and void.

2.              EMPLOYMENT TERMS.

2.1        On the terms and conditions hereinafter set forth, Employer retains Employee as a part-time Employee, and Employee accepts such part-time employment arrangement:  Employee shall make arrangements and preserve his ability to be available to Company on a regularly scheduled basis for thirty (30) hours per week during the Term of this Agreement.

2.2        The term of this Agreement shall be for two (2) years commencing on January 1, 2008 and ending on December 31, 2009 (“Term”), subject to the provisions below.

2.3        The general scope of Employee’s employment obligations hereunder shall be to serve in a financial capacity for Company, and to perform such other duties as directed by the Company, including, without limitation, assisting in the selection of, and subsequently transitioning a new employee to be hired by Company to serve Company as Chief Financial Officer (the “Consulting Services).

2.4        During the Term, when requested by Company, the Employee shall devote such time as necessary and use his best efforts to competently and faithfully advance the business and welfare of Company, its subsidiaries and affiliates, and to discharge any other duties as directed by Company pursuant to the above-referenced conditions of employment.

2.5        In consideration for the provision of the foregoing services, and the release and other commitments undertaken by Employee pursuant to this Agreement, Company shall compensate Employee as follows:

(a)        Company will provide Employee with consideration in the form of a “stay bonus” in the amount of one hundred fifty thousand dollars ($150,000.00), such stay bonus to be paid by January 31, 2008.

(b)       Company shall further compensate Employee by the payment of fifty thousand dollars ($50,000.00) per each year of this Agreement, payable to Employee pursuant to Company’s standard payroll procedures, and less appropriate deductions as required by law, and consistent with Employee’s personal deduction authorizations.

(c)        Employee shall also provide invoices  to Company for payment for hours actually expended by Employee on Company’s behalf in excess of thirty (30) hours in any calendar week during the Term, at the rate of one hundred forty dollars per hour ($140.00/hour ), such invoices to be paid by Company on a net thirty (30) day basis after receipt by Company, as well as reimbursement by Company of all reasonable, necessary and verifiable expenses incurred by Employee in his performance hereunder, including, without limitation, all temporary housing expenses incurred by Employee in the Rutland, Vermont area in the performance of the duties set forth in this Agreement.

(d)       As additional consideration hereunder, Company shall, with fifteen (15) days hereof, provide Employee with title to his Company-owned vehicle.

(e)        Also in consideration for the release herein contained, Company shall continue to make available to Employee during the duration the Term, and to the extent allowed for pursuant to each benefit plan, the benefits commonly available to Employee during his employment with the Company.  In particular, Employee shall continue receiving group medical insurance coverage through the Term.

2.6        During the Term, Employee shall remain eligible for Company granted stock options to continue to vest, and for him to exercise any Company stock options issued in accordance with and pursuant to the Company Amended and Restated Stock Option Plans pursuant to which Employee’s stock options have issued; however, under no circumstance shall Employee be eligible to exercise any Company stock option beyond the respective Final Exercise Dates defined in any Option Agreements to which Employee is signatory.

3.               CONFIDENTIAL INFORMATION

3.1        Company Confidential Information.  During and after the Term hereof, Employee will protect and hold in strictest confidence all Confidential Information of the Company, its affiliates and business relations that Employee became aware of during his employment.  Confidential Information may be of a scientific, technical or business nature and includes, without limitation, source and object codes, specifications, drawings, diagrams, schematics, reports, studies, customer and supplier lists, customer service requirements, costs of providing services, operating costs, pricing structures, price lists and policies, budgets, projections, bids, financial reports and condition, business prospects and plans, financing materials, training programs and manuals, business opportunities, business development and bidding techniques, and sales and marketing programs, materials, plans, and strategies.  Confidential Information may be in written, taped, electronic or other form.

3.2        Ownership and Use of Confidential Information.  All Confidential Information is intended to be and remain confidential.  Confidential Information that is made available to the Employee or that the Employee conceives, creates, develops, reduces to practice, or compiles, either alone or with others, during the or prior to the Term shall be the exclusive property of the Company.  Employee shall preserve in confidence and shall not disclose, use, copy, publish, summarize or remove, either during or after the Term, any Confidential Information, except as required in Employee’s work for the Company or as authorized in writing by the Company in each instance.  Upon expiration of Employee’s consultation arrangement with the Company, or upon request of the Company at any time, Employee shall deliver to the Company all forms of materials in Employee’s possession or control that contain or embody any Confidential Information and shall purge or otherwise destroy all Confidential Information not susceptible of being returned.

3.3        Third Party Information.  During and after the Term, Employee will not (a) use any confidential and proprietary information of Company’s customers, vendors, consultants and other parties with whom Company does business (“Third Party Information”) or (b) disclose any Third Party Information to anyone other than Company personnel who need to know the same in connection with their work for Company without the prior written authorization of an officer of Company.

4.             NON-COMPETITION AND NON-SOLICITATION

4.1         Employee agrees that during the Term, and one (1) year thereafter, (hereinafter referred to as the “Noncompete Period”) Employee will not directly or indirectly:

(a)          as an individual proprietor, partner, stockholder, officer, employee, director, joint venture, investor, lender, consultant, or in any other capacity whatsoever (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a publicly held Company), market, sell or render (or assist any other person in marketing, selling or rendering) any solid or liquid waste collection, disposal, transfer or recycling services located within a one hundred (100) air mile radius of any operating division of the Company then in existence; or

(b)         solicit, divert or take away, or attempt to divert or to take away, the solid or liquid waste collection, disposal, transfer or recycling business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company located within a one hundred (100) air mile radius of any operating division of the Company then in existence; or

(c)          recruit, solicit or induce, or attempt to induce, any employee of the Company to terminate his or her employment with, or otherwise cease his or her relationship with, the Company.

4.2                                 Employee acknowledges that the covenants contained in Sections 3 and 4.1 are reasonable in relation to the business in which Company is engaged, the position Employee has been afforded as an Employee of the Company, and Employee’s knowledge of Company’s business. However, should any court of competent jurisdiction find that any provision of such covenants is unreasonable, whether in period of time, geographical area, or otherwise, then in that event the Parties agree that such covenants shall be interpreted and enforced to the maximum extent which the court deems reasonable.

5.                                       REMEDIES.  Employee acknowledges that the harm to Company from any breach of Employee’s obligations under or related to this Agreement including, without limitation, Sections 3 and 4 hereof, may be difficult to determine and may be wholly or partially irreparable, and such obligations may be enforced by injunctive relief and other available remedies at law or in equity.  The Parties further agree that Company shall not be required to post any bond in connection with enforcement of Employee’s obligations hereunder, and that Company in its sole discretion shall be entitled to inform third parties of the existence of this Agreement and of Employee’s obligations hereunder.  Any amounts received by Employee or by any other party through Employee in breach of this Agreement shall be held in trust for the benefit of Company.  In the event Employee   breaches Section 4.1, the Noncompete Period shall be extended by the period of time during which Employee is in breach of Section 4.1, as the case may be.  No term hereof shall be construed to limit or supersede any other right or remedy of Company under applicable law with respect to the protection of trade secrets or otherwise.

6.                                       AGREEMENT TO ARBITRATE.  The undersigned parties agree that any disputes that may arise between them (including but not limited to any controversies or claims arising out of or relating to this Agreement or any alleged breach thereof, and any dispute over the interpretation or scope of this arbitration clause) shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. No party shall be entitled to punitive or treble damages.

7.             MISCELLANEOUS.

Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, representatives, executors and administrators of the Parties.  No waiver of or forbearance to enforce any right or provision hereof shall be binding unless in writing and signed by the Party to be bound, and no such waiver or forbearance in any instance shall apply to any other instance or to any other right or provision.

Governing Law; Venue.  This Agreement shall be governed by the laws of the State of Vermont without regard to its conflicts of laws rules.  The Parties hereby agree that the exclusive venue for all matters and actions arising under this Agreement shall be and remain in the state and federal courts sitting in Vermont, and the Parties hereby consent to the personal jurisdiction of such courts.  The prevailing Party shall be entitled to reasonable attorneys’ fees and costs incurred in connection with such litigation.

Entire Agreement; Severability. This Agreement represents the entire agreement between Company and Employee concerning the subject matter hereof and supersedes all prior agreements, correspondence and understandings, whether oral or written, with respect to that subject matter.  If any provision of this Agreement is held to be invalid or unenforceable to any extent in any context, it shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected thereby.

ACKNOWLEDGMENT OF ARBITRATION.  THE PARTIES HERETO ACKNOWLEDGE THAT THIS DOCUMENT CONTAINS AN AGREEMENT TO ARBITRATE. AFTER SIGNING THIS DOCUMENT EACH PARTY UNDERSTANDS THAT HE/SHE/IT WILL NOT BE ABLE TO BRING A LAWSUIT CONCERNING ANY DISPUTE THAT MAY ARISE WHICH IS COVERED BY THIS ARBITRATION AGREEMENT EXCEPT AS PROVIDED IN THIS PARAGRAPH OR UNLESS IT INVOLVES A QUESTION OF CONSTITUTIONAL LAW OR CIVIL RIGHTS. INSTEAD EACH PARTY HAS AGREED TO SUBMIT ANY SUCH DISPUTE TO AN IMPARTIAL ARBITRATOR.

BY SIGNING BELOW, EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS AGREEMENT IN ITS ENTIRETY AND UNDERSTANDS IT.  EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL WITH RESPECT TO THIS AGREEMENT.

Company:		Employee:

/s/ John W. Casella		Signature:	/s/ Richard A. Norris
By: John W. Casella			Richard A. Norris
Its: Chairman and CEO
Date:	January 23, 2008	Date:	January 23, 2008